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                                  EXHIBIT 23(b)


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our report dated February 4, 2002, accompanying the financial statements of Intelligent Systems Software, Inc. contained in the Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption "Experts."




/s/ Grant Thornton LLP
Fort Lauderdale, Florida
May 24, 2002